SUBSIDIARIES OF UNION COMMUNITY BANCORP

Subsidiaries of Union Community Bancorp:


                  Name                            Jurisdiction of Incorporation

Union Federal Savings and Loan Association                     Federal

UFS Service Corp.                                              Indiana